Exhibit 99.1

ONLINE RESOURCES CORPORATION

Consolidated Financial Statements

December 31, 2012

(With Independent Auditors’ Report Thereon)

ONLINE RESOURCES CORPORATION

Independent Auditors’ Report

The Board of Directors

ACI Worldwide, Inc.:

We have audited the accompanying consolidated financial statements of Online Resources Corporation and subsidiaries (the Company), which comprise the consolidated balance sheet as of December 31, 2012, and the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditors consider internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2012, and the results of their operations and their cash flows for the year then ended in accordance with U.S. generally accepted accounting principles.

Emphasis of Matter

As discussed in note 14 to the consolidated financial statements, on March 11, 2013, all of the outstanding shares of the Company were acquired by ACI Worldwide, Inc. Our opinion is not modified with respect to this matter.

/s/ KPMG LLP

McLean, Virginia

April 16, 2013

ONLINE RESOURCES CORPORATION

Consolidated Balance Sheet

December 31, 2012

(In thousands, except par value amounts)

Assets
Current assets:
Cash and cash equivalents	$12,213
Restricted cash	1,585
Accounts receivable (net of allowance of $371)	21,011
Deferred implementation costs	2,465
Deferred tax asset, current portion	4,713
Prepaid expenses and other current assets	2,374

Total current assets	44,361
Property and equipment, net	17,795
Deferred tax asset, less current portion	27,992
Deferred implementation costs, less current portion	1,447
Goodwill	181,516
Intangible assets	5,922
Other assets	7,305

Total assets	$286,338

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,966
Accrued expenses	8,756
Accrued compensation	4,355
Notes payable, senior secured debt, current portion	10,900
Deferred revenues, current portion	6,558
Other current liabilities	631

Total current liabilities	33,166
Deferred revenues, less current portion	3,954
Other long-term liabilities	1,039

Total liabilities	38,159

Commitments and contingencies
Redeemable convertible preferred stock:
Series A-1 convertible preferred stock, $0.01 par value; 75 shares authorized and issued at December 31, 2012 (Redeemable on July 3, 2013 at $129,037)	130,378
Stockholders’ equity:
Series B junior participating preferred stock, $0.01 par value; 297.5 shares authorized; none issued	—
Common stock, $0.0001 par value; 70,000 shares authorized; 33,463 issued and 32,950 outstanding at December 31, 2012	3
Additional paid-in capital	224,578
Accumulated deficit	(103,615)
Accumulated other comprehensive income	10
Treasury stock, 513 shares at December 31, 2012	(3,175)

Total stockholders’ equity	117,801

Total liabilities and stockholders’ equity	$286,338

See accompanying notes to consolidated financial statements.

ONLINE RESOURCES CORPORATION

Consolidated Statement of Operations

Year ended December 31, 2012

(In thousands)

Revenues:
Account presentation services	$11,410
Payment services	120,738
Relationship management services	6,076
Professional services and other	27,632

Total revenues	165,856

Costs and expenses:
Service costs	84,219
Implementation and other costs	5,578

Costs of revenues	89,797

Gross profit	76,059

General and administrative	35,630
Reserve for potential legal liability	18,300
Sales and marketing	19,624
Systems and development	10,716

Total expenses	84,270

Loss from operations	(8,211)

Other (expense) income:
Interest income	126
Interest expense	(1,614)
Other expense	(94)

Total other expense	(1,582)

Loss before income tax benefit	(9,793)
Income tax benefit	(3,137)

Net loss	(6,656)
Preferred stock accretion	10,283

Net loss available to common stockholders	$(16,939)

See accompanying notes to consolidated financial statements.

ONLINE RESOURCES CORPORATION

Consolidated Statement of Stockholders’ Equity

Year ended December 31, 2012

(In thousands)

						Accumulated
			Additional			other	Total
	Common stock		paid-in	Accumulated	Treasury	comprehensive	stockholders’
	Shares	Amount	capital	deficit	stock	income (loss)	equity
Balance at December 31, 2011	32,260	$3	221,519	(86,676)	(3,046)	19	131,819
Net loss	—	—	—	(6,656)	—	—	(6,656)
Currency translation adjustments	—	—	—	—	—	(9)	(9)
Preferred stock accretion	—	—	—	(10,283)	—	—	(10,283)
Treasury shares purchased	(54)	—	—	—	(129)	—	(129)
Equity compensation cost	—	—	3,025	—	—	—	3,025
Issuance of common stock	744	—	34	—	—	—	34

Balance at December 31, 2012	32,950	$3	224,578	(103,615)	(3,175)	10	117,801

See accompanying notes to consolidated financial statements.

ONLINE RESOURCES CORPORATION

Consolidated Statement of Comprehensive Loss

Year ended December 31, 2012

(In thousands)

Net loss	$(6,656)
Foreign currency translation adjustments	(9)

Comprehensive loss	(6,665)
Preferred stock accretion	10,283

Comprehensive loss available to common stockholders	$(16,948)

See accompanying notes to consolidated financial statements.

ONLINE RESOURCES CORPORATION

Consolidated Statement of Cash Flows

Year ended December 31, 2012

(In thousands)

Operating activities:
Net loss	$(6,656)
Adjustments to reconcile net loss to net cash (used in) provided by operating activities:
Deferred tax benefit	(3,804)
Depreciation and amortization	12,478
Equity compensation expense	2,977
Write-off and amortization of debt issuance costs	538
Loss on disposal of assets, net	849
Provision for losses on accounts receivable	99
Change in fair value of theoretical swap derivative	(260)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(3,523)
Prepaid expenses and other assets	(297)
Deferred implementation costs	1,161
Accounts payable	561
Accrued expenses and other liabilities	(4,603)
Interest payable	(2)
Deferred revenues	(824)

Net cash (used in) provided by operating activities	(1,306)

Investing activities:
Capital expenditures	(6,732)
Change in restricted cash	(1,585)

Net cash used in investing activities	(8,317)

Financing activities:
Proceeds from issuance of common stock, net of treasury stock purchases	(95)
Repayment of 2007 Notes	(12,750)
Proceeds from draw on line of credit	3,400

Net cash used in financing activities	(9,445)

Net increase (decrease) in cash and cash equivalents	(19,068)
Impact of foreign currency	(9)
Cash and cash equivalents at beginning of year	31,290

Cash and cash equivalents at end of year	$12,213

Cash paid for interest	$771
Income taxes paid	678

See accompanying notes to consolidated financial statements.

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(1)	Organization

Online Resources Corporation (the Company or Online Resources) develops and supplies our proprietary Digital Payment Framework to power ePayments choices between millions of consumers and financial institutions, creditors and billers. The Company services two primary business lines: bill payment and transaction processing, and online banking and account presentation. The company’s digital bill payment services directly link financial interactions between banks and billers, while our outsourced, web – and phone-based financial technology services enable clients to fulfill payment, banking and other financial services to their millions of end users. The Online Resources Digital Payment Framework is built upon a foundation of security and innovation, and features a wide range of configurable services enabling our clients to take advantage of industry-leading agility, flexibility and breadth of solution.

Online Resources provides outsourced, web- and phone-based financial technology services to financial institution, biller, card issuer and creditor clients to fulfill payment, banking and other financial services to their millions of consumer end users. Our products and services enable our clients to provide their consumer end users with the ability to perform various self-service functions including electronic bill payments and funds transfers, which utilize our unique, real-time debit architecture, ACH and other payment methods, as well as gain online access to their accounts, transaction histories and other information.

(2)	Summary of Significant Accounting Policies

(a)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made by management include the determination of the fair value of stock awards issued, allowances for accounts receivable, the assessment for impairment of long-lived assets, and income taxes. Actual results could differ from those estimates.

(b)	Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant accounts, transactions and profits between the consolidated companies have been eliminated in consolidation.

(c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments purchased with an original maturity of three months or less to be cash equivalents.

(d)	Fair Value of Financial Instruments

At December 31, 2012, the carrying values of the following financial instruments: cash and cash equivalents, accounts receivable, accounts payable, accrued expenses, and other liabilities approximate their fair values based on the liquidity of these financial instruments or based on their short-term nature. The carrying values of the Company’s notes payable approximate fair value due to the variable interest rate, which resets every month based upon interest benchmarks and a premium that varies based upon financial metrics.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(e)	Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk at December 31, 2012 consist primarily of cash and cash equivalents. The Company has cash in financial institutions that is insured by the Federal Deposit Insurance Corporation (FDIC) up to $250,000 per institution. At December 31, 2012, the Company had cash and cash equivalents and short-term investment accounts in excess of the FDIC insured limits.

A customer that accounts for a significant percentage of sales relative to the Company’s total sales could potentially subject the Company to concentrations of credit risk. At December 31, 2012, no one client or reseller partner accounted for more than 4% of the Company’s revenues.

(f)	Revenue Recognition

The Company generates revenues from service fees, professional services, and other supporting services as a financial technology services provider in the Banking and Electronic Bill Presentment and Payment (EBPP) (formerly eCommerce) markets.

A major portion of the Company’s revenues are service fees. Service fee revenues generally comprise account presentation services, payment services and relationship management services. Many of the Company’s contracts contain monthly user fees, transaction fees and new user registration fees for the account presentation services, payment services and relationship management services it offers that are often subject to monthly minimums, all of which are classified as service fees in the Company’s consolidated statement of operations. Additionally, some contracts contain fees for relationship management marketing programs which are also classified as service fees in the Company’s consolidated statement of operations. These services are not considered separate deliverables. Fees for relationship management marketing programs, monthly user and transaction fees, including the monthly minimums, are recognized in the month in which the services are provided or, in the case of minimums, in the month to which the minimum applies. The Company recognizes revenues from service fees in accordance with GAAP, which requires that revenues generally are realized or realizable and earned when all of the following criteria are met: a) persuasive evidence of an arrangement exists; b) delivery has occurred or services have been rendered; c) the seller’s price to the buyer is fixed or determinable; and d) collectibility is reasonably assured. Revenues associated with services that are subject to refund are not recognized until such time as the exposure to potential refund has lapsed.

The Company collects funds from end-users and aggregates them in clearing accounts, which are not included in its consolidated balance sheets, as the Company does not have ownership of these funds. For certain transactions, funds may remain in the clearing accounts until a payment check is deposited or other payment transmission is accepted by the receiving merchant. The Company earns interest on these funds for the period they remain in the clearing accounts. The collection of interest on these clearing accounts is considered in the Company’s determination of its fee structure for clients and represents a portion of the payment for services performed by the Company. The interest totaled $0.3 million for the year ended December 31, 2012, and is classified as payment services revenue in the Company’s consolidated statement of operations.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

We enter into agreements with certain of our clients to process payment funds on their behalf. When we process an automated clearing house or automated teller machine network payment transaction for a client, we initiate a transaction to withdraw funds from the designated source account and deposit them into our off-balance sheet settlement account, which is a trust account maintained for the benefit of our clients. We then initiate a simultaneous transaction to transfer funds from our settlement account to the intended destination account. These “back to back” transactions are designed to settle at the same time, usually overnight, such that we receive the funds from the source at the same time as we send the funds to their destination. We maintain these funds in accounts separate from our corporate assets. While we do not take ownership of these funds we are entitled to interest earned on the fund balances. The fund balances have not been included in our balance sheet. The amount of such funds as of December 31, 2012 was $241 million.

Professional services revenues consist of implementation and professional fees associated with the linking of the Company’s financial institution clients to its service platforms through various networks, along with web development and hosting fees, training fees, communication services and sales of software licenses and related support. Revenues are recognized when the Company provides access to its service platforms to the customer using a hosting model. The implementation, professional services and web hosting services are not considered separate deliverables. Revenues from web development, web hosting, training and communications services are recognized over the term of the contract as the services are provided.

A minor portion of the Company’s revenue relate to the delivery of software. When the Company provides services to the customer through the delivery of software, revenues from the sale of software licenses, services and related support are recognized when there is persuasive evidence that an arrangement exists, the fee is fixed or determinable, collectibility is probable and the software has been delivered, provided that no significant obligations remain under the contract. The Company has multiple-element software arrangements, which in addition to the delivery of software, typically also include support services. For arrangements that include support services, the Company does not have vendor-specific-objective-evidence (VSOE) of the fair value of the support services, and therefore, the revenue from all elements is recognized on a straight-line basis over the term of the support agreement.

The revenue for arrangements to provide customized software sold on a stand-alone basis, without any support services, is recognized using the percentage-of-completion basis over the period in which the customization is performed. The percentage-of-completion is measured based on the percentage of labor effort incurred to date to estimated total labor effort to complete delivery of the software license. Changes in estimates to complete and revisions in overall profit estimates on these contracts are charged to the Company’s consolidated statement of operations in the period in which they are determined. The Company records any estimated losses on contracts immediately upon determination.

Other revenues consist of service fees related to enhanced third-party solutions and termination fees. Service fees for enhanced third-party solutions include fully integrated bill payment and account retrieval services through Intuit’s Quicken, check ordering, inter-institution funds transfer, account aggregation and check imaging. Revenues from these service fees are recognized over the term of the contract as the services are provided. Termination fees are recognized upon termination of a contract.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(g)	Income Taxes

Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are determined based on temporary differences between financial reporting and the tax bases of assets and liabilities. Deferred tax assets are also recognized for tax net operating loss and alternative minimum tax credit carryforwards. These deferred tax assets and liabilities are measured using the enacted tax rates and laws that are expected to be in effect when such amounts are expected to reverse or be utilized. The realization of total deferred tax assets is contingent upon the generation of future taxable income. Valuation allowances are provided to reduce such deferred tax assets to amounts more likely than not to be ultimately realized. See note 6, Income Taxes, for further discussion.

(h)	Allowance for Doubtful Accounts

The Company performs ongoing credit evaluations of its customers’ financial condition and limits the amount of credit extended when deemed necessary, but generally does not require collateral. Management believes that any material risk of loss is significantly reduced due to the Company’s broad client base as well the number of its customers and geographic areas. The Company maintains an allowance for doubtful accounts to provide for probable losses in accounts receivable.

(i)	Property and Equipment

Property and equipment, including leasehold improvements, are recorded at cost. Depreciation is calculated using the straight-line method over the assets’ estimated useful lives. See the table below for depreciable lives for each asset grouping. Depreciation expense is included as cost of revenues and general and administrative expenses in the consolidated Statement of Operations. See note 3, Property and Equipment and Capitalized Software Costs, for additional information.

Asset group	Depreciable life
Central processing systems and terminals	3-5 years
Office furniture and equipment	5 years
Central processing systems and terminals under
capital leases	shorter life of 3-7 years or lease term
Office furniture and equipment under capital leases	shorter life of 5 years or lease term
Leasehold improvements	generally remaining lease term (1)

(1)	If the leasehold improvements estimated life is shorter than the remaining lease term, the estimated life is used as the depreciable term.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(j)	Capitalized Software Costs

The Company capitalizes the cost of computer software developed or obtained for internal use. Capitalized computer software costs consist primarily of payroll-related and consulting costs incurred during the development stage. The Company expenses costs related to preliminary project assessments, development, re-engineering, training and application maintenance as they are incurred.

Capitalized software costs are being depreciated on the straight-line method over a period ranging from three to seven years upon being placed in service.

The Company capitalizes software development costs beginning when a product’s technological feasibility has been established by completion of a working model of the product and ending when a product is ready for general release to customers. We capitalized approximately $4.3 million for the year ended December 31, 2012.

(k)	Goodwill

The Company recorded goodwill and intangible assets for the acquisitions of ITS on August 10, 2007, Princeton eCom Corporation (Princeton) on July 3, 2006, Integrated Data Systems, Inc. (IDS) on June 27, 2005, and Incurrent Solutions, Inc. (Incurrent) on December 22, 2004. Goodwill is not amortized and is tested at the reporting unit level at least annually or whenever events or circumstances indicate that goodwill might be impaired. The fair value of the Company’s reporting units are measured under the income method by utilizing discounted cash flows. The estimates the Company uses in evaluating goodwill are consistent with the plans and estimates that the Company uses to manage its operations.

The Company did not experience any impairment of goodwill or other intangible assets for the year ended December 31, 2012. If market conditions weaken, the Company’s revenue and cost forecasts may not be achieved and the Company may incur charges for goodwill impairment, which could be significant and could have a material negative effect on our results of operations. The Company will continue to monitor its financial performance, stock price, and other factors in order to determine if there are any indicators of impairment.

The Company’s reporting units, Banking and electronic bill presentment and payment (EBPP), have a carrying value of approximately $95.4 million and approximately $121.0 million, respectively, as of October 1, 2012. Banking and EBPP have allocated goodwill of approximately $80.4 million and approximately $101.1 million, respectively, as of December 31, 2012. If the Company’s future revenue growth does not materialize, either because it fails to achieve sales forecasts or loses existing customers, or if it experiences changes in market factors such as discount rate or stock price, the fair value of one or both of the Company’s reporting units could be impacted. If the fair value for our Banking reporting unit declines approximately 5% from its October 1, 2012 fair value, or the fair value of our EBPP reporting unit declines approximately 23% from its October 1, 2012 fair value, it is likely that we would incur goodwill impairment charges.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(l)	Impairment of Long-Lived Assets and Intangible Assets

The Company periodically evaluates the recoverability of long-lived assets, including deferred implementation costs, property and equipment and intangible assets, whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Intangible assets include customer lists, noncompete agreements, purchased technology, patents and trademarks, which are amortized over their useful lives of five to eleven years based on a schedule that approximates the pattern in which economic benefits of the intangible assets are consumed or otherwise used up. Other intangible assets represent long-lived assets and are assessed for potential impairment whenever significant events or changes occur that might impact recovery of recorded costs. There were no impairments for this particular asset group for the year ended December 31, 2012.

(m)	Theoretical Swap Derivative

The Company bifurcated the fair market value of the embedded derivative associated with the Series A-1 Redeemable Convertible Preferred Stock (Series A-1 Preferred Stock) issued in conjunction with the Princeton eCom acquisition on July 3, 2006. The Company determined that the embedded derivative is defined as the right to receive a fixed rate of return on the accrued, but unpaid dividends and the variable negotiated rate, which creates a theoretical swap between the fixed rate of return on the accrued, but unpaid dividends and the variable rate actually accrued on the unpaid dividends. This embedded derivative is marked to market at the end of each reporting period through earnings and an adjustment to other assets. There is no active market quote available for the fair value of the embedded derivative. Thus, management measures fair value of the derivative by estimating future cash flows related to the asset using a forecasted iMoney Net First Tier rate based on the one-month London Interbank Offered Rate (LIBOR) rate adjusted for the historical spread for the estimated period in which the Series A-1 Preferred Stock will be outstanding.

(n)	Derivative Instruments

The Company recognizes all of its derivative instruments as either assets or liabilities in the consolidated balance sheet at fair value. The accounting for changes in the fair value (i.e., gains or losses) of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship and further, on the type of hedging relationship. For those derivative instruments that are designated and qualify as hedging instruments, a company must designate the hedging instrument, based upon the exposure being hedged, as a fair value hedge, cash flow hedge or a hedge of a net investment in a foreign operation.

(o)	Stock-Based Compensation

The Company recognized compensation for all share-based payments based on the grant-date fair value. See note 12, Equity Compensation Plans, for a description of the Company’s equity compensation plans and the details of the Company’s stock compensation expense.

The Company has applied the with-and-without approach for the ordering recognition of excess tax benefits for share-based awards and other benefits.

(p)	Foreign Currency Translation

The assets and liabilities of the Company’s foreign subsidiary are translated into U.S. dollars at exchange rates in effect as of the end of the period. Equity activities are translated at the spot rate effective at the date of the transaction. Revenue and expense accounts and cash flows of these operations are translated at average exchange rates prevailing during the period the transactions occurred. Translation gains and losses are included as an adjustment to the accumulated other comprehensive income account in stockholders’ equity. Transaction gains and losses are included in other income (expenses), net, in the accompanying Consolidated Statement of Operations.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(q)	Recently Adopted Pronouncements

In June 2011, the Financial Accounting Standards Board (FASB) issued updated guidance for disclosing comprehensive income. The update is intended to increase the prominence of other comprehensive income in the financial statements. The guidance requires that the Company presents components of comprehensive income in either one continuous statement or two separate but consecutive statements and no longer permits the presentation of comprehensive income in the consolidated statement of stockholders’ equity. The Company adopted this new guidance effective January 1, 2012, as required.

(3)	Property and Equipment and Capitalize Software Costs

Property and equipment and capitalized software costs consist of the following (in thousands):

Central processing systems and terminals	$32,175
Office furniture and equipment	5,070
Central processing systems and terminals under capital leases	763
Office furniture and equipment under capital leases	127
Internal use software	45,503
Leasehold improvements	7,705

Total	91,343
Less:
Accumulated depreciation and amortization	(37,480)
Accumulated amortization of internal use software	(35,178)
Accumulated depreciation on assets held under capital leases	(890)

$17,795

Depreciation expense for the year ended December 31, 2012 was $5.1 million. Amortization of internal use software for the year ended December 31, 2012 was $4 million.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(4)	Goodwill and Intangible Assets

Goodwill consists of the following (in thousands):

	Banking	EBPP
	reporting unit	reporting unit	Total
Balance at December 31, 2011	$80,395	101,121	181,516
Activity	—	—	—

Balance at December 31, 2012	$80,395	101,121	181,516

Intangible assets consist of the following (in thousands):

Gross carrying amount:
Customer lists	$39,846
Patents and Trademarks	149

Total gross carrying amount	39,995

Accumulated amortization:
Less:
Accumulated amortization of customer lists	(34,009)
Accumulated amortization of patents and trademarks	(64)

Total accumulated amortization	(34,073)

Total intangible assets	$5,922

Amortization expense related to intangible assets was $3.4 million for the year ended December 31, 2012.

All intangible assets are amortized over their useful lives of five to eleven years based on a schedule that approximates the pattern in which economic benefits of the intangible assets are consumed or otherwise used up. Amortization expense is expected to approximate $2.1 million, $1.6 million, $1.2 million, $0.7 million and $0.3 million for the years ended December 31, 2013, 2014, 2015, 2016 and 2017.

(5)	Commitments and Contingencies

The Company leases office space under operating leases expiring in through 2017. All but one of the leases provide for escalating rent over the respective lease term. Rent expense is recognized on a straight-line basis over the period of the lease. Rent expense under the operating leases for the year ended December 31, 2012, was $4.7 million. As of December 31, 2012, the Company does not have any equipment under capital lease.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

Future minimum lease payments under leases are as follows (in thousands):

Operating
2013	$4,521
2014	3,835
2015	2,004
2016	1,828
2017	314
Thereafter	—

Total minimum lease payments	$12,502

In November 2012, the Company determined there was a cash deficit of approximately $4.5 million in its Princeton Biller and Banking operating accounts. The Company subsequently investigated this deficit and in January 2013 determined that approximately $3.8 million of the cash deficit originated prior to the Company’s acquisition of Princeton eCom in July 2006. The Company also determined that approximately $0.4 million originated during the 18 months from July 2006 through December 2007, and the remaining $0.3 million originated during fiscal year 2008. Since a significant portion of the deficit occurred prior to the acquisition of Princeton eCom, and the remaining amounts were not material to the applicable reporting periods, the Company has recognized an obligation for the deficit as a charge to earnings during 2012.

The Company is the defendant in a civil action lawsuit styled Lawlor v. Online Resources Corporation, Case No. 2010-5601 which was filed in the Fairfax County, Virginia Circuit Court (the Trial Court). Mr. Lawlor, the Company’s former chairman and chief executive officer, alleged certain claims in connection with the termination of his employment with the Company, including breach of his severance agreement. On November 8, 2011, the Trial Court issued a judgment awarding Mr. Lawlor $5,295,619 in damages plus pre-judgment interest and $2,131,035 in attorneys’ fees, plus applicable interest. As a result of this verdict against the Company, we recorded an aggregate reserve of $7.9 million.

On February 3, 2012, the Company filed an appeal with the Supreme Court of Virginia (Case No. 120208) seeking reversal of the judgment against the Company on the counts which it lost at trial, in whole or in part. On June 6, 2012, the Supreme Court of Virginia granted the Company’s petition and heard the Company’s appeal on November 1, 2012.

On January 10, 2013, the Supreme Court of Virginia issued a written opinion affirming the Trial Court’s decision with regard to liability, thereby affirming the award of damages in the principal amount of $5,295,619. The Supreme Court reversed the Trial Court’s decision to award attorneys’ fees and costs in the amount of $2,131,035, ruling that the Trial Court erred in determining that Mr. Lawlor’s severance agreement entitled him to legal fees for claims that were not related to breach of that agreement. The Supreme Court remanded the case to the Trial Court for further proceedings.

On remand, the Court ordered disbursement of $6,226,197 to Mr. Lawlor, discharging the Company for the principal judgment of $5,295,619 (including interest) but continuing the case with regard to the issue of the Company’s liability for attorneys’ fees and expenses. The Company and Mr. Lawlor subsequently negotiated a mutual release and settlement agreement that was executed and entered into effective March 25, 2013. Pursuant to the agreement, the entire balance of the cash deposit of $2,295,637 was remitted to Mr. Lawlor in exchange for him not pursuing the additional awards of attorney fees, costs and interest, and the parties granted mutual releases. The Court entered an order on March 27, 2013, deeming the judgments and awards fully satisfied and paid out, striking the case from the docket.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

The Company is the defendant-appellant in a civil action lawsuit styled, Kent D. Stuckey v. Online Resources Corporation, Case No. 2:08-CV-1188, brought against the Company in U.S. District Court for the Southern District of Ohio, Eastern Division. This lawsuit was filed on December 19, 2008 by Mr. Stuckey, the former Chief Executive Officer and Chairman of Internet Transaction Solutions, Inc. (ITS), alleging certain claims in connection with the Company’s acquisition of ITS in August 2007. The plaintiff brought this suit in a representative capacity on behalf of all former ITS stockholders.

The trial judge issued a written bench opinion on November 9, 2012 rejecting plaintiff’s claims against the Company for common law fraud, punitive damages, costs of litigation (i.e., attorney’s fees) and release of approximately $760,000 currently held in escrow, but ruling in plaintiff’s favor and against the Company on the claims for (a) breach of the merger agreement, (b) rescission under the Ohio Securities Act, and (c) violation of the price protection provisions in the merger agreement. The bench opinion further provided that the plaintiff shall elect damage remedies between a total of approximately $18 million (including prejudgment interest) for breach of the merger agreement for failure to register the stock issued in the transaction (the Breach of Contract Claim), or approximately $25 million, plus taxable court costs, for violation of the Ohio Securities Act. The bench opinion also awarded plaintiff approximately $100,000 (including prejudgment interest) for breach of the price protection provisions in the merger agreement.

On December 11, 2012, the plaintiff elected the remedy for the Breach of Contract Claim. In accordance with such election, on December 13, 2012, the Court issued a Final Judgment (the Judgment) against the Company. Under the Judgment, the Court awarded the plaintiff an aggregate of $18,075,494 (including prejudgment interest) in damages for the Breach of Contract Claim and the breach of the price protection provisions in the merger agreement. As a result of this verdict against the Company and election by the plaintiff, we recorded an aggregate charge of $18.3 million.

The Company filed an appeal with the U.S. Court of Appeals for the Sixth Circuit. Mr. Stuckey cross-appealed, claiming that the trial court did not award a sufficient amount of pre-judgment interest, thus requesting that the judgment be increased by at least $4.2 million.

The Company and Mr. Stuckey participated in a court ordered mediation on March 22, 2013. On April 4, 2013, the Company and Mr. Stuckey agreed to a settlement in which $17.9 million will be released to Mr. Stuckey, and the remaining $400,000 of the cash deposit and the entire escrow balance of approximately $775,000, together with accrued interest, being refunded to the Company. A definitive release and settlement agreement is being prepared.

From time to time, we are named as a defendant in other legal actions that we consider ordinary, routine litigation that is incidental to our business. It is possible, however, that subsequent events in any litigation may cause us to reconsider our assessments and determinations, including the need to establish or (if applicable) increase loss provisions, unless we believe that we have obtained adequate insurance coverage, rights to indemnification, or where appropriate, have previously established adequate reserves.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(6)	Income Taxes

The Company incurred a current tax liability for federal income taxes resulting from alternative minimum tax (AMT), of approximately $0.3 million for the year ended December 31, 2012. As a result of the AMT paid, the Company has approximately $1.9 million in AMT credits that can be used to offset regular income taxes when paid in the future. In addition, the Company incurred a current state tax expense of approximately $0.4 million for the year ended December 31, 2012.

At December 31, 2012, the Company has federal net operating loss (NOL) carryforwards of approximately $45.0 million that expire at varying dates from 2022 to 2027, excluding approximately $19.9 million related to the exercise of stock options. The benefit of the stock compensation deductions will be recognized in shareholders equity when the net operating losses are realized and reduce income taxes payable.

The timing and manner in which the Company may utilize the net operating loss carryforwards in subsequent tax years will be limited to the Company’s ability to generate future taxable income and, potentially, by the application of the ownership change rules under Section 382 of the Internal Revenue Code. While Section 382 limitations apply to the Company, the limitations alone are not expected to result in the expiration of tax benefits should the Company produce taxable income sufficient to utilize the loss carryforwards.

The total valuation allowance as of December 31, 2012 is approximately $0.5 million. This relates to state NOLs not expected to be utilized prior to expiration and capital losses.

Our estimates of future taxable income represent critical accounting estimates because such estimates are subject to change and a downward adjustment could have a significant impact on future earnings. Furthermore, the Company continues to evaluate its net deferred tax asset valuation allowance in regards to the likelihood of realization of the deferred tax assets. Included in the current portion of deferred tax asset are net operating losses forecasted to be utilized within the next twelve months. Actual amounts utilized could differ from these estimates.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

Significant components of the Company’s net deferred tax assets are as follows (in thousands):

Deferred tax assets:
Net operating loss carryforwards	$17,289
Deferred wages	1,136
Deferred revenue (net of deferred cost)	978
Deferred rent	668
Fixed assets	942
Other credits	2,044
Legal reserve	10,668
Other deferred tax assets	1,753

Total deferred tax assets	35,478

Valuation allowance for deferred tax assets	(474)
Deferred liabilities:
Acquired intangible assets	(2,299)

Total deferred tax liabilities	(2,299)

Net deferred tax assets	$32,705

The Internal Revenue Code limits the utilization of net operating losses when ownership changes occur, as defined by Section 382 of the Internal Revenue Code. Based on the Company’s analysis, a sufficient amount of net operating losses are available to offset the Company’s taxable income for the year ended December 31, 2012. In addition, during 2007 the Company recognized a deferred tax asset with respect to a substantial portion of its net operating losses. The net deferred tax asset represents the amount of tax benefit that the Company currently believes it will, more likely than not, have taxable income against which to apply that benefit, likely within the next four years.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

The following is a summary of the items that caused the income tax expense to differ from taxes computed using the statutory federal income tax rate for the year ended December 31, 2012 (in thousands):

Tax benefit at statutory federal rate	$(3,427)
Effect of:
State income tax, net	(208)
Other permanent differences, net	(11)
Deferred tax adjustment related to stock compensation	1,259
Deferred tax asset federal rate change	(729)
Other	(21)

Income tax benefit	$(3,137)

Income tax benefit consists of the following (in thousands):
Current expense:
Federal	$183
State	376
Foreign tax	108

667

Deferred benefit:
Federal	(3,352)
State	(452)

(3,804)

Income tax benefit	$(3,137)

As of December 31, 2012, the Company determined it has no material uncertain tax positions and no interest or penalties have been accrued.

The tax return years since 1999 in the Company’s major tax jurisdictions, both federal and various states, have not been audited and are not currently under audit. Due to the existence of tax attribute carryforwards, the Company treats certain post-1999 tax positions as unsettled due to the taxing authorities’ ability to modify these attributes. The Company does not have reason to expect any changes in the next twelve months regarding its uncertain tax positions.

The Company estimates that it is reasonably possible that no reduction in unrecognized tax benefit may occur in the next twelve months due primarily to the expiration of the statute of limitations in various state and local jurisdictions. The Company does not currently estimate any material reasonably possible uncertain tax positions occurring within the next twelve month time frame.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(7)	Derivatives Instruments

Theoretical Swap Derivative

The Company bifurcated the fair market value of the embedded derivative associated with the Series A-1 Redeemable Convertible Preferred Stock (Series A-1 Preferred Stock) issued in conjunction with the Princeton eCom acquisition on July 3, 2006 in accordance with GAAP. The Company determined that the embedded derivative is defined as the right to receive a fixed rate of return on the accrued, but unpaid dividends and the variable negotiated rate, which creates a theoretical swap between the fixed rate of return on the accrued, but unpaid dividends and the variable rate actually accrued on the unpaid dividends. This embedded derivative is marked to market at the end of each reporting period through earnings and an adjustment to other assets. There is no active market quote available for the fair value of the embedded derivative. Thus, management measures fair value of the derivative by estimating future cash flows related to the asset using a forecasted iMoney Net First Tier rate based on the one-month LIBOR rate adjusted for the historical spread for the estimated period in which the Series A-1 Preferred Stock will be outstanding. The fair value of the theoretical swap derivative was $6.8 million at December 31, 2012 and is included in other assets on the consolidated balance sheet. The Company recorded a reduction to other expense on the consolidated statement of operations of approximately $0.3 million for the year ended December 31, 2012 that reflected the change in fair value of the theoretical swap derivative.

The following table presents the fair value of the theoretical swap derivative instrument included within the condensed consolidated balance sheet at December 31, 2012 (in thousands):

Balance sheet
location
Asset derivatives:
Theoretical swap (1)	$6,810	Other assets

(1)	See note 13, Fair Value Measurements, for a description of how the derivatives shown above are valued.

The following table presents the amounts affecting the condensed consolidated statement of operations for the year ended December 31, 2012 (in thousands):

Derivative not designated as hedging instrument:
Amount of gain recognized in income on derivative, pre tax	$260

(1)	See note 13, Fair Value Measurements, for additional information. The gain recognized in income is included in interest expense.

Series A-1 Preferred Stock

The Company’s Series A-1 Preferred Stock is carried at its fair value at inception adjusted for accretion of unpaid dividends and interest accruing thereon, the 115% redemption price, the original fair value of the bifurcated embedded derivative, and the amortized portion of its original issuance costs, which approximates its redemption value. At December 31, 2012, its carrying value was $130.4 million. See note 10, Redeemable Convertible Preferred Stock, for a detailed explanation of the Series A-1 Preferred Stock. At the date in which the Series A-1 Preferred Stock becomes redeemable (July 3, 2013), the carrying value less the theoretical swap derivative value will equal the redemption amount of the Series A-1 Preferred Stock at that date.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(8)	Accrued Expenses

Accrued expenses consist of the following (in thousands):

Partnership commissions	$570
Professional fees	1,289
Payment processing	1,136
Payment processing account deficit	4,547
Miscellaneous	1,214

$8,756

(9)	Senior Secured Notes

On September 25, 2012, the Company amended its senior secured credit facilities through February 21, 2013. The Company has an agreement with Bank of America which finances its senior secured notes (2007 Notes). The prior agreement provided a $12.0 million revolver (Revolver) under which the Company could secure up to $10.0 million in letters of credit. Available credit under the Revolver had been reduced by approximately $10 million as a result of letters of credit the bank has issued. Under the amended agreement the Revolver has been reduced to $5.0 million. In October 2012, the Company placed $1.6 million into a restricted cash account with Bank of America as collateral for $1.6 million in letters of credit issued under the Revolver. In December 2012, the Company drew $3.4 million under the Revolver and this amount remains outstanding as of December 31, 2012. The Company made principal payments of $12.8 million on the 2007 Notes in the year ended December 31, 2012, reducing the outstanding principal from $20.3 million to $7.5 million. The Company repaid the remaining outstanding principal on the 2007 Notes and the $3.4 million outstanding under the line of credit on February 21, 2013, in conjunction with the agreement’s termination.

The interest rate on both the Revolver and the 2007 Notes is the one month LIBOR plus 275 to 325 basis points based upon the Company’s Consolidated Leverage Ratio (defined in the 2007 Notes), and is payable monthly. At December 31, 2012, the margin was 275 basis points. The average interest rate for the year ended December 31, 2012 was 6.75%. The 2007 Notes and the Revolver are secured by the assets of the Company.

In February 2013, the Company entered into a $7,500,000 revolving credit facility which matures on March 31, 2013, subject to an extension of the maturity date to May 31, 2013, if certain conditions are satisfied. Interest is due and payable in arrears (i) for each Eurodollar rate loan, on the date one month after disbursement, conversion or continuation as a Eurodollar rate loan and the maturity date and (ii) for each base rate loan, on the last business day of each calendar month and the maturity date. The interest rate per annum is equal to (i) the British Bankers Association LIBOR Rate plus 3.5% for each Eurodollar rate loan and (ii) the highest of (a) the federal funds rate plus 0.50%, (b) the rate of interest in effect for such day as publicly announced by Bank of America, and (c) the Eurodollar rate plus 1.00% plus 2.5%. The Company incurred origination fees of $0.1 million.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(10)	Redeemable Convertible Preferred Stock

(a)	Series A-1 Redeemable Convertible Preferred Stock

Pursuant to the restated certificate of incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue up to 3,000,000 shares of preferred stock in one or more series. Of these 3,000,000 shares of preferred stock, 75,000 shares have been designated Series A-1 Preferred Stock. Subject to certain exceptions related to the amendment of the restated certificate of incorporation, the issuance of additional securities or debt or the payment of dividends, the Series A-1 Preferred Stock votes as a single class and on an as converted basis with the common stock.

Shares of the Series A-1 Preferred Stock are initially convertible into common shares at a rate of $16.22825 per share, or 4,621,570 shares in the aggregate. Although the Series A-1 Preferred Stock shares have anti-dilution protection, in no event can the number of shares of common stock issued upon conversion of the Series A-1 Preferred Stock exceed 5,102,986 common shares. The anti-dilution protection of the Series A-1 Preferred Stock is based on the weighted average price of shares issued below the conversion price, provided that (a) shares issued in connection with compensatory equity grants, (b) shares issued above $12.9826 and (c) other issuances as set forth in the certificate of designations of the Series A-1 Preferred Stock are excluded from the anti-dilution protections of the Series A-1 Preferred Stock.

The Series A-1 Preferred Stock has a redemption value of 115% of the face value of the stock, on or after seven years from the date of issuance, or July 3, 2013. The Company accounts for the securities by accreting to its expected redemption value over the period from the date of issuance to the first expected redemption date. The Company recognized $1.7 million for the year ended December 31, 2012, to adjust for the redemption value at maturity.

The Series A-1 Preferred Stock has a feature that grants holders the right to receive interest-like returns on accrued, but unpaid, dividends that accumulate at 8% per annum. This 8% per annum increase is convertible into shares of common stock, subject to the conversion limit noted above; however the Company has the right to pay the 8% per annum increase in cash in lieu of conversion into common stock. For the year ended December 31, 2012, $6.0 million of preferred stock accretion was recognized in the consolidated statement of operations, for the 8% per annum cumulative dividends. In addition, the holders are entitled to receive an escalation accrual on the accrued, but unpaid dividends, which is based on a variable interest rate. The difference between the theoretical fixed rate and the actual variable rate of returns on the accrued, but unpaid, dividends is a theoretical swap derivative. The Company bifurcates this feature and accretes the Series A-1 Preferred Stock over the life of the security based on the theoretical fixed rate. For the year ended December 31, 2012, $1.8 million of preferred stock accretion expense was recognized for the theoretical fixed rate of return on the accrued, but unpaid, dividends, in the consolidated statement of operations.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

Shares of Series A-1 Preferred Stock are subject to put and call rights following the seventh anniversary of their issuance for an amount equal to 115% of the original issuance price plus the 8% per annum increase with the interest factor thereon. The Company can require the conversion of the Series A-1 Preferred Stock prior to the seventh anniversary if the 30 day weighted closing price per share of the Company’s common stock is at least 165% of the initial conversion price.

Finally, the cost to issue the Series A-1 Preferred Stock of $5.1 million is accreted, over a seven year period or through July 2013, back to the redemption value of the Series A-1 Preferred Stock and generated an additional $0.7 million of preferred stock accretion, in the consolidated statement of operations, for the year ended December 31, 2012.

(b)	Considerations Pertaining to Redemption Provisions of the Series A-1 Preferred Stock

The holder of our outstanding Series A-1 Preferred Stock has a right to request that the Company redeem all, or any part, of the Series A-1 Preferred Stock at any time on or after July 3, 2013, which is the seventh anniversary of the issue date of the Series A-1 Preferred Stock. Similarly, the Company has a right to call for redemption of all or any part of the outstanding shares of Series A-1 Preferred at any time on or after July 3, 2013.

Upon any redemption, whether at the election of the Company or the holder of the Series A-1 Preferred, the redemption price per share will be equal to 115% of the original purchase price of a share of Series A-1 Preferred Stock plus accrued and unpaid returns (which accrue from the date of issuance at 8% per annum on the original purchase price for such share) and an escalation accrual on such share. The redemption price is to be paid in cash. Due to the fact that the escalation accrual is variable based on the iMoneyNet First Tier Institutional Average, the actual redemption price on or after July 3, 2013 cannot be determined with certainty at this time. The Company estimates that the redemption price for all of the issued and outstanding shares of Series A-1 Preferred Stock at July 3, 2013 would have been approximately $129.0 million. However, subsequent to December 31, 2012 all of the Series A-1 Preferred Stock was redeemed (see note 14 – Subsequent Event).

(c)	Series B Preferred Stock

In connection with the adoption of a stockholders rights plan that was implemented on January 11, 2002, the Company, through a certificate of designation that became effective on December 24, 2001, authorized 297,500 shares of Series B Junior Participating Preferred Stock. The stockholders rights plan has been terminated and no shares of Series B stock will be issued.

(11)	Employee Benefit Plans

Employee Savings and Retirement Plan

The Company has a 401(k) plan that allows eligible employees to contribute up to but not exceed limits set by law. The Company has total discretion about whether to make an employer contribution to the plan and the amount of the employer contribution. For the period from February, 2009 through December, 2010, the Company did not match employee contributions to the 401(k) plan. Expenses related to the 401(k) employee contribution match were $0.4 million, for the year ended December 31, 2012.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

Employee Stock Purchase Plan

The Company has an employee stock purchase plan for all eligible employees to purchase shares of common stock at 95% of the fair market value on the last day of each three-month offering period. Employees may authorize the Company to withhold up to 10% of their compensation during any offering period, subject to certain limitations. The employee stock purchase plan authorizes up to 400,000 shares to be granted. This plan was suspended in May, 2012. During the year ended December 31, 2012, 12,644 shares were issued under the plan at an average price of $2.71, per share. At December 31, 2012, 12,269 shares were reserved for future issuance under the plan.

(12)	Equity Compensation Plans

At December 31, 2012, the Company had two stock-based employee compensation plans, which are described more fully below. The compensation expense for stock-based compensation was $3.0 million for the year ended December 31, 2012.

A portion of the stock based compensation cost has been capitalized as part of software development costs and deferred costs. For the year ended December 31, 2012 approximately $0.1 million, was capitalized.

At the beginning of each year, the Management Development and Compensation (MD&C) Committee of the Board of Directors approves a bonus plan for the Company’s management. These plans grant a combination of cash and restricted stock units that vest based upon the attainment of approved corporate goals.

(a)	Restricted Stock and Option Plans

During 1999, the Company adopted the 1999 Stock Option Plan (the 1999 Plan), which permits the granting of both incentive stock options and nonqualified stock options to employees, directors and consultants. The aggregate number of new shares that can be granted under the 1999 Plan is 5,858,331. The option exercise price under the 1999 Plan cannot be less than the fair market value of the Company’s common stock on the date of grant. The vesting period of the options is determined by the Board of Directors and is generally four years. Outstanding options expire after seven to ten years.

In May 2005, the stockholders approved the 2005 Restricted Stock and Option Plan, which permits the granting of restricted stock units and awards, stock appreciation rights, incentive stock options and nonstatutory stock options to employees, directors and consultants. In May of 2008, the stockholders approved the 2005 Amended and Restated Restricted Stock and Option Plan (2005 Plan), which increased the number of authorized shares under the 2005 Plan from 1,700,000 to 3,500,000. The vesting period of the options and restricted stock is determined by the Board of Directors and is generally one to three years. Outstanding options expire no later than ten years from the date the award is granted.

In November 2009 the stockholders approved an amendment to the 2005 Restricted Stock and Option Plan, increasing the number of shares reserved under the plan from 3,500,000 to 4,300,000 and increasing the number of permitted full value awards under the 2005 Plan from 2,625,000 to 3,425,000.

At the 2012 Annual Meeting of Stockholders the stockholders voted to amend the Amended and Restated 2005 Restricted Stock and Option Plan (the 2005 Plan) to increase the maximum number of authorized shares reserved under and subject to the 2005 Plan to 6,050,000 total shares and to clarify that shares withheld to pay taxes are included as issued for purposes of this numerical share limitation under the 2005 Plan.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(b)	Stock Options

The fair value for the year-ended December 31, 2012, of each stock option award is estimated on the date of grant using a Black-Scholes-Merton option-pricing formula that uses the assumptions noted in the table and discussion that follows:

Dividend yield	—
Expected volatility	66%
Risk-free interest rate	1.25%
Expected life in years	6.4

Dividend Yield – The Company has never declared or paid dividends and has no plans to do so in the foreseeable future.

Expected Volatility – Volatility is a measure of the amount by which a financial variable, such as a share price, has fluctuated (historical daily volatility) or is expected to fluctuate (expected volatility) during a period. The Company uses the historical average daily volatility over the average expected term of the options granted.

Risk-Free Interest Rate – This is the average U.S. Treasury rate for the week of each option grant during the period having a term that most closely resembles the expected term of the option.

Expected Life of Option Term – Expected life of option term is the period of time that the options granted are expected to remain unexercised. Options granted during the period have a maximum term of seven to ten years. The Company uses historical expected terms with further consideration given to the class of employees to whom the equity awards were granted to estimate the expected life of the option term.

Forfeiture Rate – Forfeiture rate is the estimated percentage of equity awards granted that are expected to be forfeited or canceled on an annual basis before becoming fully vested. The Company estimates forfeiture rates for nonexecutive employees based on past turnover data with further consideration given to the class of employees to whom the equity awards were granted.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

A summary of stock option activity as of December 31, 2012, and changes in the period then ended is presented below (in thousands, except exercise price and remaining contract term data):

	Shares	Weighted- average exercise price	Weighted- average remaining contract term	Aggregate intrinsic value
Outstanding at January 1, 2012	1,752	$5.78
Granted	26	2.53
Exercised	—	—
Forfeited or expired	(802)	5.01

Outstanding at December 31, 2012	976	6.33	3.37	$—

Vested or expected to vest at December 31, 2012	964	6.36	3.25	—
Exercisable at December 31, 2012	797	6.79	3.03	—

At December 31, 2012, approximately 664,000 stock options were outstanding under the 1999 or 2005 Plans. Additionally, approximately 312,000 stock options were outstanding outside the 1999 and 2005 Plans as of December 31, 2012. Approximately 26,000 stock options were granted outside the Company’s plans during 2012 to the Company’s Executive Vice President Operations as an incentive to join the Company.

The weighted average grant-date fair value of options granted during the year ended December 31, 2012 was $1.54 per share. In the table above, the total intrinsic value is calculated as the difference between the market price of the Company’s stock on the last trading day of the year and the exercise price of the options. For options exercised, intrinsic value is calculated as the difference between the market price on the date of exercise and the exercise price. There was no intrinsic value of options exercised in the year ended December 31, 2012.

As of December 31, 2012, there was $0.3 million of total unrecognized compensation cost related to stock options granted. That cost is expected to be recognized over a weighted average period of 1.6 years.

There was no cash received from option exercises under all share-based payment arrangements for the year ended December 31, 2012. The tax benefits related to the deductions from option exercises of the shares-based payment arrangements, including the stock options and restricted stock units, will be recognized when those deductions, currently being carried forward as net operating losses, reduce taxes payable.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(c)	Restricted Stock Units

A summary of the Company’s nonvested restricted stock units as of December 31, 2012, and changes for the year then ended, is presented below (in thousands, except grant-date fair value data):

	Shares	Weighted- average grant-date fair value
Nonvested at January 1, 2012	1,319	$3.54
Granted	1,128	2.37
Vested	(731)	3.29
Forfeited	(102)	3.94

Nonvested at December 31, 2012	1,614	2.81

At December 31, 2012, there were approximately 1,398,000 shares of nonvested restricted stock units under the 2005 Plan. Additionally, there were approximately 216,000 shares of nonvested restricted stock units outside the 1999 and 2005 Plans as of December 31, 2012. Approximately 79,000 restricted stock units were granted outside the Company’s plans during 2012 to the Company’s Executive Vice President Operations as inducement to join the Company.

The fair value of nonvested units is determined based on the closing trading price of the Company’s shares on the grant date. As of December 31, 2012, there was $2.7 million of total unrecognized compensation cost related to nonvested restricted stock units granted. That cost is expected to be recognized over a weighted average period of 1.4 years.

(13)	Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. In addition, fair value should be the exit price, or price received to sell the asset or liability as opposed to the entry price, or price paid to acquire an asset or assume a liability.

The following is a hierarchy used for measuring fair value. The hierarchy prioritizes inputs for valuation techniques used to measure fair value into three categories:

(1)	Level 1 inputs, which are considered the most reliable, are quoted prices in active markets for identical assets or liabilities.

(2)	Level 2 inputs are those that are observable in the market place, either directly or indirectly for the asset or liability.

(3)	Level 3 inputs are unobservable due to unavailability and as such the entity’s own assumptions are used.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

The tables below show how the Company categorizes certain financial assets and liabilities based on the types of inputs used in valuation techniques for measuring fair value:

	Fair value measurements at December 31, 2012
	Quoted prices in active markets for identical assets (Level 1)	Significant other observable inputs (Level 2)	Significant unobservable inputs (Level 3)	Total
	(In thousands)
Financial assets:
Merrill Lynch Institutional Fund	$203	—	—	203
Theoretical swap derivative (1)	—	—	6,810	6,810

	$203	—	6,810	7,013

(1)	Represents the fair market value of the embedded derivative associated with the Series A-1 Redeemable Convertible Preferred Stock issued in conjunction with the Princeton eCom acquisition on July 3, 2006. Management measures fair value of the derivative by estimating future cash flows related to the asset using a forecasted iMoney Net First Tier rate based on the one-month LIBOR rate adjusted for the historical spread for the estimated period in which the Series A-1 Preferred Stock will be outstanding.

The following tables are summaries of the Company’s financial assets that use Level 3 inputs to measure fair value (in thousands):

Theoretical
swap
derivative
Balance as of January 1, 2012	$6,550
Realized and unrealized gain (1)	260

Balance as of December 31, 2012	$6,810

(1)	The realized and unrealized gains are included as other (expense) income and interest expense in the consolidated statement of operations for the year ended December 31, 2012.

(Continued)

ONLINE RESOURCES CORPORATION

Notes to Consolidated Financial Statements

December 31, 2012

(14)	Subsequent Event

On March 11, 2013, the Company and ACI Worldwide, Inc. (ACI) completed a transaction in which all of the Company’s outstanding common shares were sold to ACI for $3.85 per share in cash. In connection with the transaction, all of the outstanding Series A-1 Preferred Stock was redeemed (note 10 – Redeemable Convertible Preferred Stock).

In February of 2013, three separate claims were filed against the Company and its officers and directors as well as ACI. These claims alleged, among other things, that the individual defendants failed to disclose all material information regarding the proposed transaction, and thus allegedly breached their fiduciary duties. On or about February 21, 2013, the Delaware Court of Chancery consolidated all three cases.

The Company and its officers and directors contest the allegations. After discovery was completed, the parties executed and entered into a memorandum of understanding (“MOU”) settling their disputes and differences. The MOU provides that releases will be granted, the cases will be dismissed and certain disclosure issued. The parties have filed the MOU with the court and are now drafting the definitive settlement and release agreement.

Subsequent events have been evaluated through April 16, 2013, the date the financial statements were available to be issued.